UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Zions Bancorporation, National Association

(Exact name of registrant as specified in its charter)

United States of America	87-0189025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One South Main Street Salt Lake City, Utah	84133
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing 1/40th Interest in a Share of Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration file number to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Zions Bancorporation’s Securities to be Registered.

The securities to be registered hereby are the depositary shares, each representing a 1/40th interest in a share of Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock, no par value, with a liquidation preference of $1,000 per share (the “Series G Preferred Stock”), of Zions Bancorporation, National Association. The descriptions set forth under the sections “Description of Depositary Shares” and “Description of Series G Preferred Stock” in the prospectus supplement dated January 31, 2013, as filed with the Securities and Exchange Commission (the “Commission”) on February 1, 2013 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the Prospectus included in the automatic shelf registration statement on Form S-3 (Nos. 333-173299) of Zions Bancorporation, as filed with the Commission on April 4, 2011, are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

2.1	Amended and Restated Agreement and Plan of Merger of Zions Bancorporation and ZB, National Association dated July 10, 2018, incorporated by reference to Exhibit 2.1 of Zions Bancorporation, National Association’s Current Report on Form 8-K filed on October 2, 2018.

3.1	Second Amended and Restated Articles of Association of Zions Bancorporation, National Association, incorporated by reference to Exhibit 3.1 of Zions Bancorporation, National Association’s Current Report on Form 8-K filed on October 2, 2018.

3.2	Second Amended and Restated Bylaws of Zions Bancorporation, National Association, incorporated by reference to Exhibit 3.2 of Zions Bancorporation, National Association’s Current Report on Form 8-K filed on April 4, 2019.

4.1	Deposit Agreement, dated February 7, 2013, among Zions Bancorporation, Zions First National Bank, as depositary, and the holders from time to time of the Depositary Receipts described therein (filed herewith).

4.2	Form of Depositary Receipt incorporated by reference to Exhibit 4.4 of Zions Bancorporation’s Current Report on Form 8-K filed on February 7, 2013.

4.3	Form of certificate representing the Series G Preferred Stock incorporated by reference to Exhibit 4.2 of Zions Bancorporation’s Current Report on Form 8- K filed on February 7, 2013.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ZIONS BANCORPORATION, NATIONAL ASSOCIATION

Date: December 31, 2019	By:	/s/ Paul Burdiss
		Name:	Paul Burdiss
		Title:	Executive Vice President and Chief Financial Officer